Exhibit 10.31






                            TA FRANCHISE SYSTEMS INC.

                         CONVERSION FRANCHISE AGREEMENT

                                TABLE OF CONTENTS

Paragraph                                                                   Page

I.       APPOINTMENT AND FRANCHISE FEE.......................................  2
II.      TERM AND RENEWAL....................................................  3
III.     FRANCHISED FACILITY MODIFICATION....................................  4
IV.      EQUIPMENT, FIXTURES, FURNITURE AND SIGNS............................  6
V.       TRAINING AND ASSISTANCE.............................................  6
VI.      CONFIDENTIAL OPERATIONS MANUAL......................................  7
VII.     CONFIDENTIAL INFORMATION............................................  8
VIII.    MODIFICATION OF THE SYSTEM..........................................  8
IX.      ADVERTISING.........................................................  9
X.       CONTINUING SERVICES AND ROYALTY FEE; PAYMENT TERMS.................. 11
XI.      ACCOUNTING AND RECORDS.............................................. 12
XII.     STANDARDS OF QUALITY AND PERFORMANCE................................ 13
XIII.    TA's OPERATIONS ASSISTANCE.......................................... 18
XIV.     PROPRIETARY MARKS................................................... 19
XV.      INSURANCE........................................................... 21
XVI.     RESTRICTIVE COVENANTS............................................... 22
XVII.    DEFAULT AND TERMINATION............................................. 23
XVIII.   RIGHTS AND DUTIES OF PARTIES UPON EXPIRATION OR TERMINATION......... 26
XIX.     TRANSFERABILITY OF INTEREST......................................... 28
XX.      DEATH OR INCAPACITY OF FRANCHISEE................................... 29
XXI.     RIGHT OF FIRST REFUSAL.............................................. 30
XXII.    OPERATION IN THE EVENT OF ABSENCE, DISABILITY OR DEATH.............. 30
XXIII.   INDEPENDENT CONTRACTOR AND INDEMNITY AND HOLD HARMLESS.............. 31
XXIV.    NON-WAIVER.......................................................... 31
XXV.     NOTICE.............................................................. 32
XXVI.    SEVERABILITY AND CONSTRUCTION....................................... 32
XXVII.   APPLICABLE LAW...................................................... 33
XXVIII.  ARBITRATION......................................................... 33
XXIX.    DEFINITIONS......................................................... 34
XXX.     CAVEAT.............................................................. 35
XXXI.    ENTIRE AGREEMENT.................................................... 35
XXXII.   ACKNOWLEDGEMENTS.................................................... 36

                            TA FRANCHISE SYSTEMS INC.

                         CONVERSION FRANCHISE AGREEMENT

               This Franchise Agreement, made this day of , 19 , by and between TA FRANCHISE SYSTEMS INC., a Delaware corporation, having its principal place of business at 24601 Center Ridge Road, Suite 300, Westlake, Ohio, 44145-5634 (hereinafter referred to as "TA"), and (hereinafter referred to as "Franchisee").

                                   WITNESSETH:

               WHEREAS, over a period of several years and as the result of the expenditure of time, skill, effort and money, TA and its parent have developed and own a unique system for establishing, developing and operating full-service truckstop facilities adjacent to major interstate highways, which truckstop facilities provide a full range of services and products to professional truck drivers and the travelling public through unique fuel, restaurant, retail, truck repair and service and other hospitality or related profit centers (the "System"); and

               WHEREAS, the distinguishing characteristics of the System include unique and distinctive: exterior and interior decor, color scheme, design and layout; fuel sales and storage procedures; food preparation, service, sales and storage techniques and procedures; retail product mix, merchandising and sales techniques and procedures; truck repair and vehicle parts sales techniques and procedures; shower, motel, permit, facsimile, vending, scale and other hospitality related sales techniques and procedures; operating procedures for sanitation and maintenance; systems for product distribution and storage, including dedicated distribution centers; the TRUCKSTOPS OF AMERICA Point of Sale System ("TA POS Computer System"); a customized billing system; and methods and techniques for inventory and cost control, record keeping and reporting, personnel management and training, purchasing and marketing, sales promotion and advertising and facility design and construction, all of which may be modified, replaced, or further developed by TA from time to time; and

               WHEREAS, TA Operating Corporation ("TA Operating") is the owner of all right, title and interest in the trade name TRUCKSTOPS OF AMERICA; the federally registered trademarks, service marks, federal trademark and service mark applications set forth in Exhibit A hereto and designs, logos and other symbols whether or not registered, together with the goodwill symbolized by such trade names, trademarks, service marks, designs, exterior and interior decor, logos or symbols and such other trade names, trademarks, service marks, designs, logos or symbols as may be designated by TA from time to time as an integral part of the System (hereinafter referred to collectively or any one of them as the "Marks"; and

               WHEREAS, TA Operating has granted a license to TA to sublicense others to use of the Marks and the System; and

               WHEREAS, TA grants franchises to own and operate TRUCKSTOPS OF AMERICA branded facilities offering products, merchandise and services authorized and approved by TA and utilizing TA's System and Marks (the aggregate from time to time are "TA Franchises" and one is "TA Franchise") and Franchisee owns and operates a truckstop which Franchisee desires to convert to a TA Franchise, as well as to receive the training in connection therewith; and

               WHEREAS, Franchisee acknowledges that by becoming a Franchisee of TA, it will be subject to covenants against competition, confidentiality agreements, and standards of performance and quality which otherwise would not attach to its business operations.

               NOW, THEREFORE, the parties, in consideration of the undertakings and commitments of each party to the other hereby agree as follows:

I.        APPOINTMENT AND FRANCHISE FEE

          A. TA hereby grants to Franchisee, upon and subject to the terms and conditions herein contained, the right, license and privilege to use the Marks and Franchisee hereby undertakes the obligation to operate a TA Franchise consisting of fuel operations, restaurant, retail store, truck repair and service, truck scale and such other business as approved by TA pursuant to
Section I(D) of this Franchise Agreement, and to use and operate solely in connection therewith and in accordance with the System, as it may be modified, replaced or further developed from time to time by TA, at one location only, such location to be: described on Exhibit C hereof and hereinafter defined as "Franchise Site."

               The business described above, together with the truckstop facility and the Franchise Site, is in the aggregate sometimes referred to herein as "Franchised Facility".

          B. TA will not, so long as this Franchise Agreement is in force and effect and Franchisee is not in default under any of its terms, grant another TA Franchise or itself operate a TA branded truckstop facility within the following area: (hereinafter "Territory").

          C. Franchisee shall pay to TA the sum of ONE HUNDRED THOUSAND dollars ($100,000.00) due and payable as follows: Forty-Five Thousand Dollars ($45,000.00) upon execution of this Franchise Agreement, and the balance (less credit for the application fee paid to TA by Franchisee) upon the earlier of commencement of any training of Franchisee or any employee, or six (6) months from the date of this Franchise Agreement. Upon the earlier of payment or the due date for payment, such sums shall be deemed fully earned and non-refundable in whole or in part, notwithstanding any termination of this Franchise Agreement even prior to the commencement of the initial term, whereupon such sums shall be kept by TA as consideration for expenses incurred by TA in furnishing assistance and services to Franchisee and for TA's lost or deferred opportunity to franchise others for which, although the exact amount of damages sustained by TA could not be ascertained, Franchisee acknowledges the sums are reasonable.

          D. Franchisee may request approval to operate motel/lodging facilities, fast food and deli operations or other business facilities on the Franchise Site. If TA approves such request in writing, Franchisee agrees to operate such businesses in accordance with TA's standards and specifications and such businesses shall be included in the definition of "Franchised Facility." Franchisee and each Franchisee Party agree not to operate any business or facility on the Franchise Site other than as stated in Section I(A) or otherwise approved by TA in writing in TA's sole discretion.

          E. TA reserves the right and privilege, at its sole discretion, to vary standards for any aspect of the System based upon the specifics of the particular site or circumstance, density of population, business potential, population of trade area, existing business practices or any other condition which TA deems to be of importance to the successful operation of TA Franchises and/or the System.

          F.   Certain terms used in this Franchise Agreement are defined in
Section XXIX. below.

II.       TERM AND RENEWAL

          A.   The initial term of the TA Franchise shall be for a period of ten
(10) years commencing on the date which TA designates in writing to Franchisee is the date upon which the Franchised Facility commenced normal operations (which date shall be after branding). The phrase "term of this Franchise Agreement" for all purposes other than determining the initial term and renewal terms (if any) of this Franchise Agreement, shall include the period from the date of execution of this Franchise Agreement through the date upon which the Franchised Facility commences normal operations (as designated above).

          B. If Franchisee desires to extend its TA Franchise for an additional five (5) year period, Franchisee shall give TA written notice of such desire at least six (6) but not more than twelve (12) months prior to the expiration of the then-current term. Within ninety (90) days after its receipt of timely notice, TA shall advise Franchisee in writing that either: (i) it consents to the proposed extension; (ii) it consents to the proposed extension subject to and provided that Franchisee complies, to TA's satisfaction, with certain terms or conditions; or (iii) it does not consent to the proposed extension. Among other things, TA may require, as a condition of its consent to such an extension, that:

               1. Franchisee satisfy TA's then-current requirements relating to the image, appearance, decoration, furnishing, equipping and stocking of TRUCKSTOPS OF AMERICA facilities;

               2. Franchisee maintains possession of the Franchised Facility (and presents evidence satisfactory to TA that it has the right to remain in possession of the Franchised Facility for the duration of any extension term) and that, prior to the expiration date of the then-current term of this Franchise Agreement, Franchisee brings the Franchised Facility into full compliance with the specifications and standards then applicable for TRUCKSTOPS OF AMERICA facilities;

               3. Franchisee satisfies all monetary obligations owed by Franchisee to TA and TA's subsidiaries, parents or affiliates;

               4. Franchisee executes TA's then-current form of Franchise Agreement (with appropriate modifications to reflect the fact that the agreement relates to the grant of an extension of the franchise), which agreement shall supersede in all respects this Franchise Agreement and the terms of which may differ from the terms of this Franchise Agreement, including, without limitation, a higher percentage royalty fee and advertising contribution and a modified Territory;

               5. Franchisee pay a renewal fee, which fee shall not exceed the amount of the then-current franchise fee being charged by TA for new franchises;

               6. Franchisee complies with TA's then-current qualification and training requirements; and

               7. Franchisee executes a general release in a form acceptable to TA of any and all claims which it has or may have as of the date of such renewal against TA or its subsidiaries and parents and their respective officers, directors, agents and employees.

III.      FRANCHISED FACILITY MODIFICATION

          A. Prior to the initial term (as defined in Section II(A) above), Franchisee must remove all inventory, fixtures, furniture, furnishings, marketing materials, supplies and equipment which do not conform with the System, are not approved by TA, or which do not meet the standards and specifications prescribed in the Confidential Operations Manual (as amended from time to time).

          B. Immediately following the execution of this Franchise Agreement, TA shall furnish to Franchisee the interior and exterior design criteria for the truckstop facility. Franchisee must perform such construction, renovation and refurbishing as is necessary to conform and comply with TA's standards, specifications and criteria, in accordance with the Conversion Obligation Schedule set forth in Exhibit D to this Franchise Agreement. Any architectural or other fees required to utilize or modify the same will be Franchisee's responsibility. Prior to the commencement of refurbishing of the premises, Franchisee must submit to TA (or its designee) all pertinent architectural, engineering, construction, layout and design plans, prints, drawings and related documents for review and final approval. Franchisee agrees to close the operation of each department (or facility) for the time required to undertake and complete all construction, renovation and refurbishing necessary to conform and comply with the requirements herein. Failure to meet the Conversion Obligation Schedule will give TA the right to terminate Franchisee in accordance with Section XVII(C)(2).

          C. Franchisee agrees that promptly after the execution of this Franchise Agreement for the proposed Franchised Facility it will:

               1. Prepare and submit to TA for approval a site survey and layout showing any modifications to TA's basic architectural, plans, and specifications and drawings for a TRUCKSTOPS OF AMERICA facility (including System requirements for dimensions, exterior design and layout, fuel storage and sales facilities, materials, interior design and layout, equipment, fixtures, furniture, signs and decorating) provided that Franchisee may modify TA's basic plans and specifications only to the extent required to comply with all applicable ordinances, building codes and permit requirements and with prior notification to and approval by TA;

               2. Obtain all required zoning changes; all required building, utility, health, sanitation, and sign permits and licenses and any other required permits and licenses;

               3. Purchase or lease equipment, fixtures, furniture and signs as provided herein;

               4. Complete the construction and/or remodeling, equipment, fixture, furniture and sign installation and decorating of the Franchised Facility in full and strict compliance with plans and specifications therefore approved by TA and all applicable ordinances, building codes and permit requirements;

               5. Obtain all customary contractors' sworn statements and partial and final waivers of lien for construction, remodeling, decorating and installation services;

               6. Cause the premises of the Franchised Facility to be in full and strict compliance with the Resource Conservation and Recovery Act of 1976, as amended from time to time, and all other federal, state and local laws relating to aboveground and underground storage facilities and other applicable environmental matters; and

               7. Otherwise complete development of and have the Franchised Facility ready to open and commence the conduct of its business. Notwithstanding anything to the contrary herein, in the event of a conflict between the terms of the Conversion Obligation Schedule and the provisions herein, the terms of the Conversion Obligation Schedule shall govern.

          D. Franchisee understands and agrees that from time to time TA may, at its discretion, require Franchisee to make periodic capital expenditures to remodel, modernize and redecorate the Franchised Facility and to replace and modernize the premises of the Franchised Facility so that the Franchised Facility will reflect the then-current image intended to be portrayed by TRUCKSTOPS OF AMERICA facilities, up to the following limits of aggregate capital expenditures (which limits are measured by expenditures necessary to accomplish the project(s) required by such notice(s) and as if the project(s) are undertaken and the expenditures are made expeditiously, and without counting those expenditures made, for example, to fulfill the tasks described in the Conversion Obligation Schedule, Exhibit D hereof): Four Hundred Thousand Dollars ($400,000.00) during the first sixty (60) months of the initial term of this Franchise Agreement, and thereafter Six Hundred Thousand Dollars ($600,000.00) during each succeeding sixty (60) month period (or part thereof) during the term of this Franchise Agreement. All remodeling, modernization or redecoration of the Franchised Facility and its premises must be done in accordance with the standards and specifications as prescribed by TA from time to time and with the prior written approval of TA. All replacements must conform to TA's then-current quality standards and specifications and must be approved by TA in writing.

          E. In the event that the Franchised Facility is damaged or destroyed in whole or in part, Franchisee shall use best efforts to repair, restore or rebuild the Franchised Facility in accordance with TA's then-current standards and specifications at the earliest possible date, but in no event shall such repair, restoration or rebuild be completed later than six (6) months after the occurrence of the damage to the Franchised Facility or its premises, unless a later date is requested in writing by Franchisee within three (3) months after the occurrence of the aforesaid damage or destruction and such date is consented to in writing by TA.

          F. Notwithstanding anything contained in this Franchise Agreement to the contrary, TA shall not assume or incur any responsibility or liability for any reason whatsoever to Franchisee or to any third party, by virtue or because of or in connection with any drawing, information, approvals, advice, assistance, services, inspection or specification (including but not limited to the Confidential Operations Manual or its contents), given to, or omitted to be given to, Franchisee under, in respect of or relating to, this Franchise Agreement, the Franchised Facility or the Franchised Site, and Franchisee and each of the Franchisee Parties, jointly and severally, agree to indemnify and hold harmless TA and its parents, subsidiaries, and affiliates and their shareholders, directors, officers, employees and agents, from and against any losses, claims, costs, expenses, damages and liabilities in respect thereto.

IV.       EQUIPMENT, FIXTURES, FURNITURE AND SIGNS

          A. TA shall provide Franchisee with specifications for dispensing, storage and display equipment, cash registers, other equipment, fuel facilities and equipment, fixtures, furniture, exterior and interior signs and decorating required for the Franchised Facility. Specifications may include minimum standards for performance, warranties, design and appearance and local zoning, sign and other restrictions. Franchisee may purchase or lease original and replacement equipment, fixtures, furniture, signs and decorating materials and services meeting such specifications from any source. If Franchisee proposes to purchase or lease any item of equipment or furniture or any fixture, sign or decorating materials not theretofore approved by TA as meeting its specifications, Franchisee shall first notify TA and TA may require submission of sufficient specifications, photographs, drawings or other information and samples to determine whether such item of equipment or furniture or such fixture, sign or decorating materials meets its specifications. TA shall advise Franchisee within a reasonable time whether such item of equipment or furniture or such fixture, sign or decorating materials meets its specifications.

          B. Franchisee shall strictly comply with all specifications for brand and type of equipment used in the Franchised Facility as provided in Sections XII and XIII herein.

V.        TRAINING AND ASSISTANCE

          A. Prior to the opening for business of the Franchised Facility, Franchisee's employees performing the following functions: General Manager, Assistant General Manager, Fuel Manager, Assistant Fuel Manager, Restaurant Manager, Assistant Restaurant Manager, Retail Store Manager, Assistant Retail Store Manager, Truck Repair Shop Manager and Assistant Truck Repair Shop Manager (and such other functions which TA may from time to time designate), shall successfully complete training for such positions, which training shall be provided by TA in accordance with the Confidential Operations Manual and this Franchise Agreement. TA shall not charge a training fee for the initial employee to hold each of the above-listed job functions, but Franchisee shall be responsible for all expenses incurred by such individuals in attending such training, including, without limitation, travel and living expenses.

          B. Unless waived in writing by TA, whenever an untrained person subsequently assumes a position for which TA requires training, Franchisee shall notify TA within three (3) days of the identity of the untrained personnel, and such personnel shall attend and successfully complete the next training program to be offered by TA, for which space is available. Training of such personnel shall be at Franchisee's sole expense, including, without limitation, payment of TA's then-current training fee.

          C. If TA, in its sole discretion, determines that Franchisee, or any employee holding a position for which TA requires training, has been unable to complete the required training program satisfactorily, TA shall have the right to terminate this Franchise Agreement. If this Franchise Agreement is terminated pursuant to this Paragraph, TA shall return to Franchisee the franchise fees paid by Franchisee to TA, minus the expenses incurred by TA as of such date.

          D. During the initial three (3) months of operation of Franchised Facility, TA will furnish to Franchisee, at the Franchised Facility and at TA's expense, the assistance of one of TA's representatives for up to thirty (30) working days. If Franchisee requests additional assistance in order to facilitate the opening of the Franchised Facility or, if TA determines additional assistance is needed, TA may provide such additional assistance at Franchisee's expense. Additionally, TA will provide ongoing assistance as described in Section XIII.

          E. TA may require previously trained and experienced Franchisees or their managers or employees to attend and successfully complete refresher training programs or seminars to be conducted by TA at Franchisee's expense (including, without limitation, TA's then current training fee); provided, however, that attendance will not be required of any individual at more than two
(2) such programs in any calendar year and will not collectively exceed five (5) days in duration during any calendar year.

VI.       CONFIDENTIAL OPERATIONS MANUAL

          A. TA will loan to Franchisee during the term of the TA Franchise one or more copies of a set of manuals containing mandatory and suggested specifications, standards, operating procedures and rules prescribed from time to time by TA for TRUCKSTOPS OF AMERICA facilities and information relative to other obligations of Franchisee hereunder and the operation of its Franchised Facility, as the same may be amended from time to time, the master copy of which shall be kept at TA's Office (collectively, the "Confidential Operations Manual"). The Confidential Operations Manual contains proprietary information of TA and shall be kept confidential by Franchisee and the Franchisee Parties both during the term of the TA Franchise and thereafter. TA shall have the right to add to and otherwise modify the Confidential Operations Manual from time to time to reflect changes in the specifications, standards, operating procedures and rules prescribed by TA for TRUCKSTOPS OF AMERICA facilities, provided that no such addition or modification shall alter Franchisee's fundamental status and rights under this Franchise Agreement.

          B. The Confidential Operations Manual shall at all times remain the sole property of TA and shall promptly be returned upon the expiration or other termination of this Franchise Agreement.

          C. Franchisee shall at all times ensure that its copy of the Confidential Operations Manual is kept current and up-to-date and, in the event of any dispute as to the contents of the Confidential Operations Manual, the terms of the master copy of the Confidential Operations Manual maintained by TA at TA's home office shall be controlling.

VII.      CONFIDENTIAL INFORMATION

          A. Franchisee acknowledges that its knowledge of the System, including operating procedures of a TRUCKSTOPS OF AMERICA facility, is derived from information disclosed to Franchisee by TA and that such information, including the contents of the Confidential Operations Manual, is proprietary, confidential and a trade secret of TA. Franchisee agrees that it will maintain the absolute confidentiality of all such proprietary information during and after the term of the TA Franchise and that it will not use any such information in any other business or in any manner not specifically authorized or approved in writing by TA.

          B. Franchisee shall divulge such confidential information only to such of its employees as must have access to it in order to operate the

Franchised Facility. Any and all information, knowledge and know-how, including, without limitation, drawings, materials, TA POS Computer Systems, programs, customer lists, billing programs, discounts, pumping fees, training materials, user guides, system manuals, hardware and equipment, other equipment, techniques, retail store systems, truck repair and maintenance systems, fuel storage, sales and dispensing systems, restaurant systems, product formulae, Confidential Operations Manual, similar documents provided to Franchisee from time to time, and other data which TA designates as confidential, shall be deemed confidential; except information which (1) Franchisee can demonstrate came to its attention prior to disclosure thereof by TA; or (2) at the time of disclosure by TA to Franchisee, had become a part of the public domain, through publication or communication by others; or (3) after disclosure to Franchisee by TA, becomes a part of the public domain (other than pursuant to a violation of this Franchise Agreement or any other agreement), through publication or communication by others.

          C. Due to the special and unique nature of the confidential information, the Marks and Confidential Operating Manual, Franchisee hereby agrees and acknowledges that TA shall be entitled to immediate equitable remedies, including but not limited to, restraining orders and injunctive relief in order to safeguard such proprietary, confidential, unique, and special information of TA and that money damages alone would be an insufficient remedy with which to compensate TA for any breach of the terms of Sections VI, VII, and XIV of this Franchise Agreement. Furthermore, Franchisee agrees that all employees of Franchisee having access to confidential and proprietary information of TA shall be required to execute confidentiality agreements in a form acceptable to TA.

VIII.     MODIFICATION OF THE SYSTEM

          Franchisee recognizes and agrees that from time to time TA may change or modify the System presently identified by the mark "TRUCKSTOPS OF AMERICA," including, but not limited to exterior and interior decor, the adoption and use of new or modified trade names, trademarks, service marks or copyrighted materials, new POS Computer Systems and programs, new accounting systems, new sales and marketing programs, new products and services, new equipment or new techniques, and Franchisee agrees to accept, use and display for the purpose of this Franchise Agreement any such changes in the System, as if they were part of this Franchise Agreement at the time of execution hereof. Subject to Section III(D) above, Franchisee will make such expenditures and such changes or modifications in the System as TA may reasonably require. Franchisee shall not change, modify or alter the System in any way except as approved by TA in writing.

IX.       ADVERTISING

          Recognizing the value of advertising and the importance of the standardization of advertising and promotion to the furtherance of the good will and the public image of TRUCKSTOPS OF AMERICA facilities, Franchisee agrees as follows:

          A. Franchisee will submit to TA or its designated agency for prior approval all promotional materials and advertising to be used by Franchisee, including, but not limited to, billboards, newspapers, radio and television advertising, specialty and novelty items, signs, boxes, napkins, bags, wrapping papers, placemats and other point of purchase material. The submission of advertising to TA for approval shall not affect Franchisee's right to determine the prices at which Franchisee sells its products or services.

          B. Franchisee agrees to contribute to the TA Advertising and Development Fund (hereinafter "Fund"), an amount equal to one-fourth of one percent (0.25%) of the aggregate gross receipts (as defined in Section X(B)(1) below) derived from the Franchised Facility, including dollar fuel sales (as defined in Section X(B) below) earned at the Franchised Facility, payable monthly as provided in Section X(A) and (C) for the Continuing Services and Royalty Fee. The Fund shall be maintained and administered by TA or its designee, as follows:

               1. TA shall direct all advertising programs with sole discretion over the creative concepts, materials and media used in such programs and the placement and allocation thereof. Franchisee agrees and acknowledges that the Fund is intended to maximize general public recognition and acceptance of the Marks for the benefit of the System and that TA is not obligated in administering the Fund to make expenditures for Franchisee which are equivalent or proportionate to its contribution or to ensure that any particular franchisee benefits directly or pro rata from the placement of advertising.

               2. Franchisee agrees that the Fund may be used to meet any and all costs of maintaining, administering, directing and preparing advertising (including, without limitation, the cost of preparing and conducting television, radio, magazine, billboard, poster, placemats and newspaper advertising campaigns and other public relations activities; employing advertising agencies, marketing specialists, or placement agencies to assist therein; and providing promotional brochures, location directories and other marketing materials to franchisees in the System). All sums paid to the Fund shall be maintained in a separate account from the other funds of TA (but need not be held by a trustee or custodian) and shall not be used to defray any of TA's general operating expenses except for such reasonable administrative costs and overheads, if any, as TA may incur in activities reasonably related to the administration or direction of the Fund and advertising programs, including, without limitation, conducting market research, preparing marketing and advertising materials and collecting and accounting for assessments for the Fund.

               3. It is anticipated that all contributions to the Fund shall be expended for advertising and promotional purposes during TA's fiscal year within which the contributions are made. If, however, excess amounts remain in the Fund at the end of such fiscal year, all expenditures in the following fiscal year(s) shall be made first out of any current interest or other earnings of the Fund, if any, next out of any accumulated earnings and, finally, from principal. Notwithstanding the foregoing, it is understood and agreed that TA is not obligated to maintain such funds in an interest-bearing account.

               4. Although TA intends the Fund to be of perpetual duration, TA maintains the right to terminate the Fund. The Fund shall not be terminated, however, until all monies in the Fund have been expended for advertising and promotional purposes. TA may suspend collection of contributions for and/or suspend expenditures by the Fund without terminating the Fund.

               5. An accounting of the operation of the Fund shall be prepared annually and shall be made available to Franchisee upon request. At its option, TA may have such accounting prepared by an independent accountant selected by TA at the expense of the Fund.

          C. Franchisee shall be required, at its sole expense, to maintain not less than two (2) billboards advertising the Franchised Facility in a form approved by TA which shall be located at sites approved by TA.

          D. Franchisee shall spend a minimum of Ten Thousand Dollars ($10,000.00) for newspaper, direct mail or advertising through other media during Franchisee's initial thirty (30) days of operation of the Franchised Facility in accordance with TA's policy for "Business Opening" advertising.

          E. TA may, from time to time, develop and market special promotional items which will be made available to Franchisee at TA's cost plus a reasonable mark up to cover TA's overheads, and Franchisee shall purchase and maintain a representative inventory of such promotional items to meet public demand. Franchisee shall have the right to purchase alternative promotional items from other sources provided that such alternative goods conform to the specifications and quality standards established by TA from time to time.

          F. TA may, from time to time, develop, establish and market special discount or free coupon programs, brand or product sales programs, or other programs designed to induce use of motor fuel products or services from, or patronage at, TRUCKSTOPS OF AMERICA branded facilities. Franchisee shall either fully participate, or advise TA immediately in writing of its non-participation in such programs. If Franchisee elects not to participate in any such program, it shall prominently display signs approved by TA (both as to contents and location) indicating Franchisee is not participating in such program(s). Notwithstanding anything to the contrary herein, Franchisee shall fully participate in and comply in all respects with any program which TA determines, in its sole discretion, is or will become closely associated with the System.

          G. Franchisee shall not advertise or use in advertising or any other form of promotion the Marks without the appropriate Federal registration marks or the symbol or the designation "TM" (which stands for trademark) or "SM" (which stands for service mark) where applicable.

X.        CONTINUING SERVICES AND ROYALTY FEE; PAYMENT TERMS

          A. Franchisee shall pay to TA without offset, credit or deduction of any nature, so long as this Franchise Agreement shall be in effect, a monthly Continuing Services and Royalty Fee equal to: (i) four percent (4%) of the gross receipts derived from the Franchised Facility, excluding fuel sales (as defined in Section (B)(2) below); plus (ii) two percent (2%) of the gross receipts derived from sales at the Franchised Facility of any nationally branded fast foods which are approved in writing by TA; plus (iii) four-tenths of a cent ($.004) per gallon on all fuel sales derived from the Franchised Facility.

          B. As used in this Franchise Agreement, the following terms shall have the meanings set forth below:

               1. The term "gross receipts," shall mean all revenues earned directly or indirectly by Franchisee (or any entities with which Franchisee or any Franchisee Party is affiliated), from the Franchised Facility and all businesses on the Franchised Site. Each charge or sale upon credit shall be treated as a sale for the full price in the calendar month during which such charge or sale was made, irrespective of the time when Franchisee receives payment (whether full or partial) therefor. Gross receipts shall not include (a) the amount of any sales tax, excise tax or inspection fees imposed by any federal, state, municipal or other governmental authority directly on sales and collected from customers, provided that the amount thereof is included in the selling price and is actually paid by Franchisee to such governmental authority; (b) refunds to customers for merchandise, provided that the amount received for such merchandise shall have previously been included in gross receipts; (c) trade discounts; and
          (d) in the case of nationally branded fast food approved by TA, royalty and advertising fees paid to the franchisor of such fast food. In the calculation of gross receipts, the following guidelines shall be used: (i) in cases in which Franchisee receives funds for conveyance to an unrelated third party and retains only a commission from the funds so received (e.g., Western Union money orders, sale of permits), only the commission portion of such funds shall be included in gross receipts; (ii) subject to TA's approval, in cases in which the Franchisee receives only a commission from a business activity rather than the gross revenues from such activity (e.g., game revenues, permit sales, lottery ticket sales, CAT scale sales, telephone commissions and the like), only the commission received by Franchisee shall be included in gross receipts, provided that such commissions are reasonable and customary and are actually paid by Franchisee to third parties; and (iii) in the event any portion of the Franchise Site is leased to, and operated by, an unrelated third party (subject to TA's approval and the restrictions of this Franchise Agreement), then the rental income or other consideration (valued at fair market value) received directly or indirectly from such third party shall be included in gross receipts.

               2. The term "fuel sales" shall mean the sale of gasoline, diesel fuel and alternate fuel sold at the Franchised Facility. For purposes of Section X(A)(iii) above, in determining the gallons of fuel sales, each charge or sale, whether for cash or on credit, shall be treated as a sale in the month during which such charge or sale was made, irrespective of whether, or of the month when, Franchisee receives payment therefor.

          C. The Continuing Services and Royalty Fee shall be paid in the manner prescribed in the Confidential Operations Manual and shall be due on the twenty-fifth (25th) day of each month for the preceding month. Notwithstanding the foregoing, payment terms for all amounts due TA from Franchisee shall be in accordance with terms established by TA which may be changed at any time at TA's discretion. Among other things, TA shall have the right to require payment by certified check or by electronic funds transfer. All Continuing Services and Royalty Fees, and amounts due for purchases by Franchisee from TA and its affiliates, and other amounts which Franchisee may owe to TA or its parents or affiliates, shall bear interest after due date at the highest applicable legal rate for open account business credit, not to exceed one and one-half percent (1-1/2%) per month. Franchisee agrees to make all payments according to terms, whether or not disputed, and waives any claim or right of offset, set-off, or deduction for amounts disputed or otherwise, provided, however, that where Franchisee claims in good faith that goods invoiced from the distribution center were not delivered as invoiced, Franchisee may withhold payment for the disputed amount of such goods for a period not to exceed thirty (30) days from the claimed delivery date, in order to afford the parties an opportunity to resolve the dispute. Franchisee's sole remedy, to the exclusion of all others, for disputed amounts which are not resolved by agreement of the parties (including amounts withheld for 30 days pursuant to the provision above) shall be to pay the disputed amount to TA and then to invoke arbitration under the procedures provided in Section XXVIII. If Franchisee obtains an award pursuant to arbitration described herein, recovering the disputed amount from TA, the award shall include interest at the rate specified above for the period from the date of payment by Franchisee to TA, to the date of repayment by TA. Notwithstanding anything to the contrary herein, TA may seek judgement in any court for any amount due from Franchisee or with respect to any disputes hereunder, or may invoke arbitration therefore under the procedures provided in Section XXVIII, and may exercise termination rights under Section XVII. In addition, TA shall have the sole discretion to apply any payments by Franchisee to any past due indebtedness of Franchisee for Continuing Services and Royalty Fees, advertising contributions, purchases from TA and its parents, subsidiaries or affiliates, interest or any other indebtedness.

XI.       ACCOUNTING AND RECORDS

          A. Franchisee shall establish and maintain bookkeeping, accounting and record-keeping procedures conforming to the requirements prescribed by TA, including, without limitation, the use and retention of sales checks, cash register tapes, purchase orders, invoices, payroll records, check stubs, sales tax records and returns, cash receipts and disbursements, general journals, general ledgers, bank statements and deposit slips.

          B. Franchisee will supply to TA, in the form specified by TA, a monthly profit and loss statement by the twenty-fifth (25th) day of the month following each calendar month; and a sales and sales tax report by the twenty-fifth (25th) day of each month, for the last preceding calendar month.

Additionally, Franchisee shall submit to TA within ninety (90) days of the end of each fiscal year during the term of this Franchise Agreement, a profit and loss statement for such fiscal year and a balance sheet as of the last day of such fiscal year, prepared on an accrual basis, including all adjustments necessary for fair presentation of the financial statements. Such financial statements shall, at Franchisee's expense, be compiled and prepared in accordance with generally accepted accounting standards by a certified public accountant.

          C. Franchisee shall submit to TA such other periodic reports, forms, information and records as specified, and in the manner and at the time as specified, in the Confidential Operations Manual or otherwise in writing.

          D. Franchisee shall keep true, complete and correct records of each transaction of any activity affecting revenues, discounts, inventory, sales and other related data of the Franchised Facility for a period of four (4) years from the date thereof.

          E. TA or its designated agents shall have the right at all reasonable times to examine and copy, at its expense, the books, records, and tax returns of Franchisee. TA shall also have the right at any time to have an independent audit made of the books of Franchisee. If an inspection should reveal that any payments to TA have been understated in any report to TA, then Franchisee shall immediately pay to TA the amount understated in addition to interest as specified in Section X(C). If an inspection discloses an understatement of three percent (3%) or more in any period of ninety (90) days or more, Franchisee shall in addition reimburse TA for any and all costs and expenses connected with the inspection (including, without limitation, reasonable accounting and attorneys' fees). The foregoing remedies shall be in addition to any other remedies TA may have.

          F. Franchisee hereby agrees to obtain at Franchisee's expense, such cash registers, data terminals, printers, supplies and other equipment as required by TA from time to time. If required by TA, Franchisee also agrees to obtain, at Franchisee's expense, all modems, data phone lines and necessary hardware, software and technical assistance to allow data communication between TA's host computer, if any, and Franchisee's equipment.

XII.      STANDARDS OF QUALITY AND PERFORMANCE

          Franchisee understands and acknowledges the importance of TA's high and uniform standards of quality and service and the necessity of operating the TRUCKSTOPS OF AMERICA Franchise in conformity with TA's standards and specifications. Accordingly, Franchisee agrees that it shall comply with the System, including but not limited to the following:

          A. Franchisee shall convert the operation of the Franchised Facility in accordance with the Conversion Obligation Schedule or as otherwise agreed in writing. Prior to such commencement, Franchisee shall have procured all necessary licenses, permits, and approvals, including but not limited to construction, occupancy and operating permits, hired and trained personnel, made all leasehold improvements, and purchased initial inventory.

          B. Franchisee agrees to maintain the condition and appearance of the premises of the Franchised Facility consistent with TA's standards for the image of a TRUCKSTOPS OF AMERICA branded facility as an attractive, pleasant and comfortable facility conducive to buying by its customers. Franchisee agrees to maintain the appearance and efficient operation of the Franchised Facility including replacement of worn out or obsolete fixtures and signs, repair of the exterior and interior of the Franchised Facility and redecorating. If at any time in TA's judgment, the general state of repair or the appearance of the premises of the Franchised Facility or its equipment, fixtures, signs or decor does not meet TA's standards, TA shall notify Franchisee, specifying the action to be taken by Franchisee. Within thirty (30) days of such notice (or such shorter period if required by law or required to protect person, property, or the environment), Franchisee shall initiate and thereafter continue a bona fide program to complete any required maintenance or repair. TA shall have the right, in addition to all other remedies, to enter upon the premises of the Franchised Facility and effect such maintenance, repairs, painting, decorating or replacements of equipment, fixtures or signs on behalf of Franchisee and Franchisee shall pay TA the entire costs thereof.

          C. Franchisee shall make no material alterations to the Franchised Facility nor shall Franchisee make material replacements of or alterations to the equipment, fixtures or signs of the Franchised Facility (i) inconsistent with the Basic Design (as described in the TA Planning and Design Standards Manual) or System, without the prior written approval of TA in TA's sole discretion, or (ii) otherwise, without the prior written approval of TA, such approval not to be unreasonably withheld.

          D. The Franchise Site shall be used solely for the Facility, except as otherwise approved in advance in writing by TA.

          E. Except to the extent that Franchisee is prohibited from selling certain categories of products under the terms of the Franchised Facility lease, if any, Franchisee agrees that it will offer for sale and sell at the Franchised Facility all types of food, products and services that TA from time to time authorizes and that it will not offer for sale or sell at the Franchised Facility or the premises which it occupies any other category of products or use such premises for any purpose other than the operation of a Franchised Facility in full compliance with this Franchise Agreement. Franchisee is prohibited from displaying, offering and selling any alcoholic beverages, packaged or otherwise, and any sexual or pornographic materials, including, without limitation, books, magazines, videotapes, cassettes, calendars, novelty and related items. Additionally, Franchisee shall immediately remove any product it offers for sale and cease offering any service which TA deems inappropriate in its sole discretion.

          F. TA shall provide Franchisee with a current list of approved manufacturers, suppliers and distributors and approved food and non-food products, signs, stationery, supplies, and other items or services necessary to operate the Franchised Facility. TA may revise the list from time to time in its sole discretion. Franchisee recognizes and acknowledges that TA may receive fees, commissions and other considerations of value from approved manufacturers, suppliers and distributors, that Franchisee has no objection or right thereto, and that Franchisee shall receive only such part thereof, if any, as TA may in its sole discretion allocate.

          G. Materials, supplies and products used in the operation of the Franchised Facility or otherwise held for resale (including but not limited to menu items, beverages, ingredients and other food and beverage products and materials, containers, packaging materials, other paper and plastic products, plates, cups, utensils, menus, uniforms, forms, cleaning and sanitation materials) shall conform to the specifications and quality standards established by TA from time to time and shall be procured from TA or suppliers approved by TA. If Franchisee proposes to offer for sale at the Franchised Facility any brand of product, or to use in the operation of the Franchised Facility, any brand of food ingredient or other material or supply which is not then approved by TA as meeting its minimum specifications and quality standards, or to purchase any product, material or supply from a supplier that is not then designated by TA as an approved supplier, then Franchisee shall first notify TA in writing and shall submit samples and such other information as TA requests for examination or testing or to otherwise determine whether such product, material or supply, or such proposed supplier, meets TA's specifications and quality standards or should otherwise be approved. If TA fails to disapprove the product, material, supply or supplier, or request more samples or more information, within fourteen (14) days of Franchisee's initial submission to TA, then Franchisee is free to commence the procurement. A charge not to exceed the reasonable cost of the inspection and evaluation and the actual cost of the test shall be paid by Franchisee promptly upon TA's request. TA reserves the right to re-inspect the facilities and products of any supplier and to revoke approval of any item or any supplier which fails to continue to meet any of TA's criteria.

          H. Franchisee agrees to comply fully with all specifications, standards, operating procedures and rules prescribed from time to time by TA in the Confidential Operations Manual (or other operations manual), or otherwise communicated to Franchisee in writing and designated by TA as constituting mandatory standards (the "Mandatory Standards"), including but not limited to specifications, standards, operating procedures and rules as in effect from time to time relating to the following:

               1. The safety, maintenance, cleanliness, sanitation, function and appearance of the Franchised Facility and its equipment, fixtures, decor and signs and the maintenance and service agreements therefor;

               2. Training, dress, uniform, general appearance and demeanor of Franchised Facility employees;

               3. Type, quality, taste, portion control and uniformity, and manner of preparation, packaging, display and sale, of all food, beverages, merchandise, fuel and other items sold by the Franchised Facility;

               4. Maintaining the Franchised Facility open for business twenty-four (24) hours per day, seven (7) days per week;

               5.   Advertising, promotional, and service programs;

               6.   Use and retention of standard business forms;

               7. Use and illumination of signs, posters, displays, menu boards and similar items;

               8. Identification of Franchisee as the owner of the Franchised Facility; and

               9. The type, variety, and quality of customer service and the handling of customer complaints and satisfaction guarantees.

          I. In order to preserve the goodwill, validity and integrity of the Marks and the System, and to ensure that Franchisee is properly employing both the Marks and the System in the operation of its Franchised Facility, TA or its agents shall have the right of entry and inspection of Franchisee's premises and operating procedures at all reasonable times. TA or its agents shall have the right at any time to observe the manner in which Franchisee is rendering its services and conducting its operations, to confer with Franchisee's employees and customers, and to select motor fuel and other petroleum products, ingredients, food and non-food products, beverages and other items, products, equipment, merchandise, sundries, materials and supplies for test of content and evaluation purposes to make certain that they are satisfactory and meet the by TA. In the event any products do not conform to TA's standards and specifications, Franchisee shall upon learning of the non-conformance immediately cease offering and selling such products.

          J. Franchisee shall secure and maintain in force all required licenses, permits and certificates relating to the operation of the Franchised Facility and shall operate the Franchised Facility in full compliance with all applicable laws, ordinances and regulations, including without limitation all government regulations relating to compensation, general liability and pollution liability insurance requirements, unemployment insurance and sales,use and property taxes. Furthermore, Franchisee shall cause the Franchised Facility to be and remain in full and strict compliance with all environmental laws and regulations, including but not limited to the Resource Conservation and Recovery Act of 1976, as amended from time to time, and other applicable federal, state and local laws relating to aboveground and underground tanks and storage facilities and the dispensing of fuel.

          K. Franchisee agrees to refrain from any merchandising, advertising or promotional practice which TA, in its sole discretion, determines is unethical or may be injurious to the business of TA or other Franchised Facilities or to the goodwill associated with the Marks.

          L. Franchisee agrees that the Franchised Facility shall at all times maintain inventories sufficient to meet customer demands.

          M. Franchisee shall in the operation of the Franchised Facility use only displays, trays, boxes, bags, wrapping paper, labels, beverage cups, forms and other paper and plastic products imprinted with the Marks in a form and presentation prescribed from time to time by TA.

          N. The Franchised Facility shall at all times be under the direct supervision of Franchisee (or a trained and competent employee approved by TA acting as full-time general manager or assistant general manager). Franchisee shall keep TA informed at all times of the identity of any employees acting as managers of the Franchised Facility.

          O. Franchisee understands and acknowledges that each and every detail of the System is important and advantageous not only to TA, but also to its franchisees, including Franchisee hereunder; that benefits to both parties will be derived from the uniformity and quality of services, products and appearance of facilities among all franchisees; and that full compliance with the System by all franchisees is essential to preserve, maintain and enhance the reputation and goodwill built up by the System.

          P. Whenever a service or product of the System requires the use of a particular guarantee, as stated in the Confidential Operations Manual, Franchisee shall execute and deliver to each customer to whom the System service or product has been sold a guarantee on the form then currently furnished by TA. Franchisee shall perform and fulfill promptly upon presentation of a valid guarantee (whether issued by Franchisee or some other TRUCKSTOPS OF AMERICA branded facility) the services requested by the customer, all in accordance with the terms and conditions of the guarantee. Franchisee hereby authorizes TA to charge Franchisee's account with such amount as shall be determined under the provisions of the guarantee policy and the Confidential Operating Manual then in effect in the event some other TRUCKSTOPS OF AMERICA branded facility performs work under Franchisee's guarantee. TA shall credit Franchisee's account with such amount as shall be determined under the provisions of the guarantee policy and the Confidential Operating Manual then in effect in the event Franchisee performs work under a guarantee issued by some other TRUCKSTOPS OF AMERICA branded facility.

          Q. Franchisee acknowledges that each and every detail of the quality of workmanship, customer service, customer relations, warranty and guarantee service, appearance and demeanor of Franchisee and its employees, and equipment and materials utilized by Franchisee, and all other aspects of the System, is important to TA and to other TRUCKSTOPS OF AMERICA businesses. TA shall endeavor to maintain high standards of quality and service by all TRUCKSTOPS OF AMERICA businesses. To this end, Franchisee agrees to cooperate with TA by maintaining such high standards in the operation of its TA Franchise and in the work performed by it and shall at all times give prompt, courteous and efficient service to its customers. Franchisee shall in all dealings with its customers, suppliers and the public adhere to the highest standards of honesty, integrity, fair dealing and ethical conduct. If in any situation TA feels that Franchisee did not fairly handle a customer complaint, TA has the right to intervene and attempt to satisfy the customer. In such event, TA may in its discretion reimburse or pay the customer the amount TA deems necessary in its sole discretion to satisfy the customer and (without limiting TA's rights in connection therewith) Franchisee will reimburse TA for any such payment within thirty (30) days of receipt of invoice from TA. If Franchisee disputes some or all of the invoice, its sole recourse is, after paying the invoice, to invoke arbitration under the procedures provided in Section XXVIII, and should Franchisee get an award thereunder recovering the disputed amount from TA, then the award shall include interest at the rate specified in Section X(C) for the period from the date of payment by Franchisee to TA, to the date of repayment by TA to Franchisee.

          R. Franchisee shall use only such warranty and guarantee forms, invoices and other forms as are approved by TA. Franchisee shall obtain such forms from TA or from suppliers approved by TA to produce such forms utilizing the Marks. All invoices shall be sequentially numbered. Copies of all invoices issued by Franchisee shall be submitted to TA as requested.

          S. Franchisee recognizes that certain trucking companies desire to participate in national programs for the procurement and data processing of diesel fuel, that TA, TA's parent, or an affiliate thereof, may from time to time have one or more such programs in effect ("TA Billing System"), and that TA desires to have, in every area in which there is a TRUCKSTOPS OF AMERICA branded facility, an outlet which participates in the TA Billing System from which fuel can be provided to participating trucking companies under such programs. Franchisee may participate in the TA Billing System under separate agreement. Should Franchisee choose not to participate in the TA Billing System, then TA or TA's parent or an affiliate thereof shall have the right to cause Franchisee to sell diesel fuel to such trucking companies as are specified by TA from time to time, and to charge TA or TA's parent or affiliate for such fuel in accordance with the following:

               1. TA shall pay Franchisee's cost for the fuel plus a pumping fee of three cents ($.03) per gallon (or TA's current published pumping fee, whichever is higher). Franchisee shall not be required to pay a royalty fee on fuel purchased pursuant to this Paragraph.
          For purposes of this Section, Franchisee's cost for fuel shall be the price (exclusive of taxes) that it pays its supplier less any rebates, allowances or other discounts of any type or nature whatsoever;

               2. The manner and method by which Franchisee shall deliver fuel to drivers whom TA has specified to Franchisee will be detailed in the Confidential Operations Manual as modified from time to time. Payment by TA to Franchisee for the fuel shall be by credit to Franchisee's account. If the parties cannot agree as to what constitutes Franchisee's costs for any specific fuel, TA shall credit the account as it believes appropriate and so advise Franchisee, who shall have ten (10) days from the receipt of notice of the credit, to advise TA in writing of its disagreement with the amount of the credit identifying specifically the reasons for any disagreement. If TA and Franchisee cannot resolve the dispute thereafter, Franchisee may submit it to arbitration pursuant to the Arbitration Clause contained in Section XXVIII of this Franchise Agreement; and

               3. TA shall also reimburse Franchisee for all taxes (federal, state and local) which Franchisee must pay as a result of TA's direct fuel sales. Franchisee shall cooperate with TA, at TA's option, in exempting (or attempt to exempt) any transaction(s) from taxation and/or seeking a refund of taxes paid. Furthermore, Franchisee shall, at TA's option, pay any required taxes on behalf of TA or TA's customers and complete and file all forms, reports and documentation as required by any federal, state or local authorities.

XIII.     TA'S OPERATIONS ASSISTANCE

          A. TA may from time to time suggest resale prices to Franchisee for the products and services offered for sale by the Franchised Facility. Such recommendations will be based on the experience of TA and its franchisees in operating Franchised Facilities and on competitive conditions. Franchisee shall not be obligated to accept any such advice or guidance and shall have the sole right to determine the prices to be charged by the Franchised Facility. No such advice or guidance shall be deemed or construed to impose upon Franchisee any obligation to charge any fixed, minimum or maximum prices for any product or services offered for sale by the Franchised Facility.

          B. During the term of the Franchise Agreement, TA may advise Franchisee with respect to:

               1. Proper utilization of procedures with respect to the sale of motor fuel, food and non-food products, restaurant and retail store operations, and truck parts and supplies;

               2. New products and services authorized for TRUCKSTOPS OF AMERICA facilities;

               3. Purchase of motor fuel and other food and non-food items, materials and supplies;

               4.   Retail store procedures and methods;

               5.   Truck repair and maintenance standards and procedures;

               6. The institution of proper administrative, bookkeeping, accounting, inventory control, supervisory and general operating procedures for the effective operation of a TRUCKSTOPS OF AMERICA facility; and

               7.   Advertising, sales, marketing and promotional programs.

          C. TA may make periodic visits to the Franchised Facility for the purposes of consultation, assistance, and guidance of Franchisee in all aspects of the operation and management of the Franchised Facility. TA shall prepare, for the benefit of both TA and Franchisee, written reports of such visits outlining and suggesting changes or improvements in the operations of the Franchised Facility and detailing any defaults in its operations. A copy of each such written report shall be provided to Franchisee.

          D. TA shall offer Franchisee participation in such centralized purchasing programs it may maintain for the System, including the right to purchase products from its Distribution Center (or one operated by an affiliate) as long as TA has a Distribution Center, upon terms and conditions identified in the Confidential Operations Manual as modified from time to time. Nothing contained herein shall require TA to have a Distribution Center in operation.

          E. All of the specifications, lists of approved manufacturers, merchandise, products, materials and supplies and training and operations manuals to be provided by TA to Franchisee pursuant to this Franchise Agreement shall be delivered prior to Franchisee's commencement of operation of the Franchised Facility.

          F. TA's parent, TA Operating, has developed a unique billing system which it will offer to Franchisee separate from the Franchise Agreement between Franchisor and Franchisee upon terms and conditions to be agreed between TA Operating and Franchisee.

XIV.      PROPRIETARY MARKS

          A. Franchisee acknowledges that TA Operating is the owner and TA is a licensee of the Marks and Franchisee's right to use the Marks is derived solely from this Franchise Agreement and is limited to the conduct of business by Franchisee pursuant to, and in compliance with, this Franchise Agreement and all applicable standards, specifications, and operating procedures prescribed by TA from time to time during the term of this TA Franchise. Any unauthorized use of the Marks by Franchisee is a breach of this Franchise Agreement and an infringement of the rights of TA Operating and TA in and to the Marks. Franchisee acknowledges and agrees that all usage of the Marks by Franchisee and any goodwill established by Franchisee's use of the Marks shall inure to the exclusive benefit of TA and TA Operating and that this Franchise Agreement does not confer any good will or other interests in the Marks upon Franchisee. Franchisee shall not, at any time during the term of this Franchise Agreement or after its termination or expiration, contest the validity or ownership of the Marks or assist any other person in contesting the validity or ownership of the Marks. All provisions of this Franchise Agreement applicable to the Marks apply to any additional trademarks, service marks and commercial symbols authorized for use by and licensed to Franchisee by TA after the date of this Franchise Agreement.

          B. Franchisee shall not use the Marks as part of any corporate or trade name or with any prefix, suffix, or other modifying words, terms, designs or symbols or in any modified form, nor may Franchisee use the Marks in connection with the sale of any unauthorized product or service or in any other manner not expressly authorized in writing by TA. In any communication in which Franchisee uses the Marks, the Franchisee agrees to give such notices of trademark and service mark registrations and/or ownership as TA specifies from time to time. Franchisee shall obtain such fictitious or assumed name registrations as TA may request and as may be required under applicable law to preserve, protect or promote the Marks. Franchisee shall not use the Marks in any manner which has not been specified or approved by TA.

          C. Franchisee shall immediately notify TA in writing of any apparent infringement of, or challenge to, Franchisee's use of Marks and of any claim by any person of any rights in the Marks or any similar trade name, trademark, service mark, design or logo of which Franchisee becomes aware. Franchisee shall not directly or indirectly communicate with any person other than TA and its counsel in connection with any such alleged infringement, challenge or claim. TA shall have sole discretion to take such action as it deems appropriate and the right to exclusively control any litigation, U.S. Patent and Trademark Office proceeding or other administrative proceeding arising out of such infringement, challenge or claim or otherwise relating to the Marks. Franchisee agrees to execute any and all instruments and documents, render such assistance and do such acts and things as may, in the opinion of TA's counsel, be necessary or advisable to protect and maintain the interests of TA in any such litigation, U.S. Patent and Trademark Office proceeding or other administrative proceeding or to otherwise protect and maintain the interests of TA and TA Operating in the Marks.

          D. TA agrees to indemnify Franchisee against, and to reimburse Franchisee for, all damages for which it is held liable in any proceeding in which Franchisee's use of the Marks pursuant to and in compliance with this Franchise Agreement is held to constitute trademark infringement, unfair competition or dilution and for all costs reasonably incurred by Franchisee in the defense of any such claim brought against it or in any such proceeding in which it is named as a party, provided that and has otherwise complied with this Franchise Agreement and that TA shall have the right to defend any such claim.

          E. If it becomes advisable at any time in TA's sole discretion for TA or Franchisee to modify or discontinue use of the Marks and/or use one or more additional or substitute trade names, trademarks, service marks or other commercial symbols, Franchisee agrees to comply with TA's directions within a reasonable time after notice to Franchisee by TA and TA shall have no liability or obligation whatsoever with respect to Franchisee's modification or discontinuance of the Marks.

XV.       INSURANCE

          A. Franchisee shall procure at its expense and maintain in full force and effect during the term of this Franchise Agreement, an insurance policy or policies protecting Franchisee and its officers, directors, partners and employees, and TA and its parents, (hereinafter in this Section XV only "TA" shall refer to TA and its parents) against any loss, liability, or expense whatsoever arising or occurring upon or in connection with the Franchised Facility, as TA may reasonably require for its own and Franchisee's protection.

          B. Such policy or policies shall be written by an insurance company satisfactory to TA in accordance with standards and specifications set forth in the Confidential Operations Manual or otherwise in writing, and shall include, at a minimum (except as additional coverages and higher policy limits may reasonably be specified for all franchisees from time to time by TA in the Confidential Operations Manual or otherwise in writing) the following:

               1. All risks coverage insurance on the Franchised Facility and all fixtures, equipment, supplies and other property used in the operation of the Franchised Facility, for full repair and replacement value of the machinery, equipment, improvements and betterments, without any applicable co-insurance clause except that an appropriate deductible clause shall be permitted. The policies shall name TA as a loss payee as its interest may appear;

               2. Workers' compensation and employer's liability insurance as well as such other insurance as may be required by statute or rule of the state in which the Franchised Facility is located and operated;

               3. Comprehensive general liability insurance with limits of THREE MILLION Dollars ($3,000,000.00) combined single limit including the following coverages: contractual, personal injury, products/completed operations, premises/completed operations, broad form property damage, independent contractors, liability coverages and/or garage liability coverage including garage keepers liability coverage, the foregoing insuring TA, TA Operating and Franchisee against all claims, suits, obligations, liabilities and damages, including attorneys' fees, based upon or arising out of actual or alleged personal injuries or property damage resulting from, or occurring in the course of, or on or about or otherwise relating to the Franchised Facility, provided that the required amount herein may be modified from time to time by TA to reflect inflation or future experience with claims;

               4. Automobile liability insurance, including owned, hired and non-owned vehicle coverage, with a combined single limit for bodily injury and property damage of at least THREE MILLION Dollars ($3,000,000.00);

               5. Such additional insurance and types of coverage as may be required by the terms of any lease for the Franchised Facility, or as may be required from time to time by TA; and

               6. Pollution Liability Insurance and aboveground and underground tank insurance in compliance with all state, local or federal requirements including, but not limited to, financial responsibility requirements for underground and aboveground storage tanks. This coverage provides protection for both sudden and accidental as well as gradual seepage and pollution and provide coverage for both on-site and off-site pollution liability clean-up cost.

          C. Though Franchisee is not obligated hereunder to carry business interruption insurance, in the event a payment under or pursuant to any such type of insurance is made to Franchisee or any affiliate thereof in connection with a business interruption at the Franchised Facility, then Franchisee will immediately thereafter pay to TA a sum equal to the average daily Continuing Services and Royalty Fees for the year preceding the interruption multiplied by the number of days of the business interruption. TA shall be included in any such insurance policy as a loss payee as its interest may appear.

          D. The insurance afforded by the policy or policies respecting liability shall not be limited in any way by reason of any insurance which may be maintained by TA. Within twelve (12) months of the signing of this Franchise Agreement, but in no event later than the date on which Franchisee acquires or acquired an interest in the real property on which it will develop and operate the Franchised Facility, a Certificate of Insurance showing compliance with the foregoing requirements shall be furnished by Franchisee to TA for approval. Such certificate shall state that said policy or policies will not be cancelled or altered without at least twenty (20) days prior written notice to TA and shall reflect proof of payment of premiums. Such certificate shall also state that TA and its parents, subsidiaries and affiliates shall be named as an additional insured under Franchisee's Comprehensive General, Automobile and Pollution Liability Insurances and that all of Franchisee's insurances shall be primary to any similar insurances carried by TA. Maintenance of insurance and the performance by Franchisee of the obligations under this Section shall not relieve Franchisee of liability under the indemnity provisions set forth in this Franchise Agreement. Minimum limits as required above may be modified from time to time, as conditions require, by written notice to Franchisee.

          E. Should Franchisee, for any reason, not procure and maintain the insurance coverage required by this Franchise Agreement, TA shall have the right and authority (without, however, any obligation to do so and without limiting any other right or remedy of TA under this Franchise Agreement) immediately to procure such insurance coverage or any portion thereof (for the shortest practicable successive time intervals of not less than thirty (30) days each, until Franchisee procures and maintains such insurance coverage) and to charge the cost thereof to Franchisee, which charges, together with a reasonable fee for expenses incurred by TA, shall be payable by Franchisee immediately upon notice.

XVI.      RESTRICTIVE COVENANTS

          A. During the term of this Franchise Agreement, and for two (2) years thereafter if terminated by either party prior to expiration by its terms (other than a termination by Franchisee under Section XVII(A)), Franchisee and each Franchisee Party covenant and agree that they shall not, without the prior written consent of TA, either directly or indirectly, for itself or themselves or on behalf of or in conjunction with any person, persons, partnership or corporation: (i) own, maintain, engage in, participate or have any interest in the operation of any truckstop or travel center business (other than the continued operation of a non-branded truckstop at the Franchise Site), or any fueling business, truck repair facility or other business offering or selling services or products similar to that sold in the System, within the Territory; or (ii) maintain or operate the truckstop located at the Franchise Site under or pursuant to a franchise agreement, licensing agreement or a prescribed marketing plan or system of another truckstop company or other organization, the primary purpose of which is the marketing of fuel and services to the traveling public (i.e., a branded facility); or (iii) own, maintain, engage in, participate or have any interest in the operation of any truckstop or travel center business, or any fueling business, truck repair facility or other business offering or selling services or products similar to that sold in the System, pursuant to a franchise agreement, licensing agreement or a prescribed marketing plan or system of another truckstop company or other organization the primary purpose of which is the marketing of fuel and services to the traveling public (i.e., a branded facility), within a 150 mile radius of any TA branded facility which is operating as of the date of such termination of this Franchise Agreement. Notwithstanding the foregoing, these restrictions shall not apply to ownership by Franchisee of outstanding securities of any corporation whose securities are publicly held and traded, provided that the securities are held for investment purposes only and that Franchisee's and each Franchisee Party's combined total holdings do not constitute more than five percent (5%) of the outstanding securities of the corporation, and shall not apply in any case as to which TA gives Franchisee a written exemption, which exemption shall not be unreasonably withheld.

          B. During the term of this Franchise Agreement, and for two (2) years thereafter if terminated by either party prior to expiration by its terms (other than a termination by Franchisee under Section XVII[A]), Franchisee and each Franchisee Party covenant and agree that they shall not, without the prior written consent of TA, either directly or indirectly, for itself or themselves or on behalf of or in conjunction with any person, persons, partnership or corporation, own, maintain, engage in, participate or have any interest in the operation, within the Adjacent Area (as hereinafter defined), of any enterprise or activity which, in TA's reasonable judgment: (1) is detrimental to the System or to the Franchised Facility, in respect to reputation, image, customer traffic, operating or financial efficiency or success, or otherwise; or (2) trades on, or gains advantage of (whether or not intentionally), any of the brand, reputation, layout, facility, services, location, or customer traffic of the System or of the Franchised Facility; or (3) competes with or offers or sells services or products which are similar to any of those that are sold in the System or in the Franchised Facility. As used herein, "Adjacent Area" is any property adjacent to, contiguous with, or located within two thousand five hundred (2,500) feet of any boundary of the Franchise Site.

          C. In the event that any of the provisions of (A) or (B) above are unenforceable by virtue of their scope in terms of area or length of time, but may be made enforceable by reduction of either or both, Franchisee and TA agree that this covenant shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.

          D. Franchisee and each Franchisee Party further covenant and agree that during the term of this Franchise Agreement, neither Franchisee nor any Franchisee Party, as the case may be, shall divert or attempt to divert any business of or any customers of the Franchised Facility to any other competitive establishment.

XVII.     DEFAULT AND TERMINATION

          A. If Franchisee is in compliance with this Franchise Agreement and TA materially breaches this Franchise Agreement and fails to cure or attempt to cure such breach within a reasonable time after written notice thereof is delivered to TA, Franchisee may terminate this Franchise Agreement. Such termination shall be effective thirty (30) days after delivery to TA of notice that such breach has not been cured and Franchisee elects to terminate this Franchise Agreement.

          B. TA may terminate this Franchise Agreement immediately upon delivery of notice of termination to Franchisee, if Franchisee or any Franchisee Party:

               1. has made any material misrepresentation or omission in its application for the franchise;

               2. is convicted of or pleads no contest to a felony or other crime or offense that may adversely affect the reputation of Franchisee or the TRUCKSTOPS OF AMERICA Facility or System;

               3. knowingly makes or permits any unauthorized use, disclosure or duplication of any portion of the Confidential Operations Manual or knowingly or deliberately duplicates or discloses or makes or permits any unauthorized use of any trade secret or confidential information provided to Franchisee by TA;

               4. abandons or fails or refuses to operate the Franchised Facility or any portion thereof for two (2) consecutive days, unless the Franchised Facility has been closed either for a purpose approved by TA or due to damage or destruction by an "Act of God" to substantially all of the Franchised Facility (in which latter event
          Section III(E) shall apply), or fails to relocate to a TA-approved premises within a TA-approved period premises of the Franchised Facility or other TA-agreed relocation;

               5. submits to TA on two (2) or more separate occasions at any time during the term of this Franchise Agreement any reports or other data, information or supporting records which understate by more than three percent (3%) the Continuing Services and Royalty Fees for any two (2) periods of ninety (90) days or more each;

               6.   is subject to a liquidation proceeding pursuant to 11 U.S.C.
          Section 707, a reorganization proceeding pursuant to 11 U.S.C. Section 1112, an order of confirmation pursuant to 11 U.S.C. Section 1330(b) or a debt adjustment proceeding pursuant to 11 U.S.C. Section 1307;

               7. fails or refuses to make payments of any amounts due TA or any parent or affiliate of TA, including but not limited to the Continuing Services and Royalty Fees, advertising contributions, amounts due for purchases from TA or its affiliates, or any other amounts due according to the terms of this Franchise Agreement, and does not correct such failure or refusal within the earlier of thirty
          (30) days or ten (10) days after written notice of such failure is delivered to Franchisee;

               8. fails on three (3) or more separate occasions within any period of twelve (12) consecutive months to submit when due reports or other information or supporting records, or to pay when due any amounts due to TA or any affiliate hereunder, including but not limited to the Continuing Services and Royalty Fees, advertising contributions, or amounts due for purchases from TA and its parents or affiliates or other payments due to TA, whether or not such failure to comply is subsequently remedied; or

               9.   breaches or violates Section XVI hereof.

         C. TA may also terminate this Franchise Agreement if Franchisee fails or refuses to comply with any terms of this Franchise Agreement and does not correct such failure or refusal within thirty (30) days after written notice thereof is delivered to Franchisee (or does not provide proof acceptable to TA that it has made all reasonable efforts and will continue to make all reasonable efforts to cure such default if such cure cannot reasonably be accomplished within thirty (30) days after written notice is delivered to Franchisee). Such termination shall be effective immediately upon TA's delivery (after the expiration of such cure period), of a second written notice advising Franchisee of its failure to cure such breach or default. Among other things, TA may terminate this Franchise Agreement upon the occurrence of the following (whether caused by Franchisee or any Franchisee Party) if the same are not cured in accordance with the foregoing:

               1. failure or refusal to comply with quality, cleanliness or service standards of TA (including but not limited to any specification, standard or operating procedure prescribed in the Confidential Operations Manual or otherwise specified by TA in writing), or any environmental, health, safety or sanitation law, ordinance or regulation;

               2. failure to satisfy and comply with the Conversion Obligation Schedule, Exhibit D hereto, on a timely basis;

               3.   failure to decorate and equip the premises as provided in
          Section IV hereof, or to remodel, modernize and redecorate as provided in Section III(D);

               4.   failure to complete the training program as provided in
          Section V hereof;

               5. failure to adhere to the terms and conditions of any lease agreement or other agreement with TA;

               6. the surrender or transfer of control of the operation of the TA Franchised Facility, the unauthorized direct or indirect assignment of the TA Franchise or an ownership interest in Franchisee, or the failure or refusal to assign the TA Franchise or the interest in Franchisee of a deceased or disabled controlling owner thereof as herein required;

               7. the misuse or unauthorized use of the Marks or the commission of any act which can reasonably be expected to impair the goodwill associated with the Marks;

               8. the creation or maintenance during the term of this Franchise Agreement of a business relationship with any person or entity which, in TA's judgment, competes in any manner directly or indirectly with TA, or any TRUCKSTOPS OF AMERICA branded facility anywhere in the United States, except with TA's express written permission, such permission not to be unreasonably withheld, (provided however, that this provision shall not apply to ownership of outstanding securities of any corporation where securities are publicly held and traded, provided that the securities are held for investment purposes only and that Franchisee's or the Franchisee Party's combined total holdings do not constitute more than five percent (5%) of the outstanding securities of the corporation); or

               9. the purchase of products from the TA Distribution Center, a national TA account program or TA corporate purchasing program, and subsequent resale of any such products other than at retail at the Franchised Facility.

          D. To the extent that the provisions of this Franchise Agreement provide for periods of notice less than those required by applicable law, or provide for termination, cancellation, or non-renewal other than in accordance with applicable law the minimum notice period specified in applicable law shall be substituted for the non-conforming period.

XVIII.    RIGHTS AND DUTIES OF PARTIES UPON EXPIRATION OR TERMINATION

          Upon any termination of this Franchise Agreement, including the expiration of this Franchise Agreement by its terms, Franchisee's TA Franchise and all rights granted hereunder to Franchisee shall forthwith terminate, and the following provisions shall apply.

          A. Franchisee and each Franchisee Party shall immediately cease to, and shall not thereafter, directly or indirectly, represent to the public or hold itself out as a franchisee of TA.

          B. Franchisee and each Franchisee Party shall immediately and permanently cease to use in any manner whatsoever any confidential proprietary methods, procedures, or techniques associated with the System, including the

Marks and any other distinctive forms, slogans, signs, symbols, logos, or devices associated with the System, including but not limited to all signs, advertising materials, stationery, forms, and any other articles which display the Marks associated with the System.

          C. Franchisee shall take such action as may be necessary to assign to TA or TA's designee or to cancel (at TA's option) any assumed name or equivalent registration which contains the name "TRUCKSTOPS OF AMERICA" or any other service mark or trademark of TA, and Franchisee shall furnish TA with evidence satisfactory to TA of compliance with this obligation within thirty
(30) days after termination, or expiration of this Franchise Agreement.

          D. Franchisee, and each Franchisee Party, agrees, in the event it engages in any other business, not to use any reproduction, counterfeit, copy or colorable imitation of the Marks, either in connection with such other business or the promotion thereof, which is likely to cause confusion, mistake or deception, or which is likely to dilute TA or its parents' exclusive rights in and to the Marks, and further agrees not to utilize any designation of origin or description or representation which falsely suggests or represents an association or connection with TA so as to constitute unfair competition. Franchisee shall make such modifications or alterations to the premises operated hereunder (including, without limitation, eliminating, in the next publication, any use of the Marks in any telephone directory) immediately as may be necessary to prevent any association between TA or the System and any business thereon subsequently operated by Franchisee or others, and shall make such specific additional changes thereto as TA may reasonably request for that purpose, including without limitation, removal of all distinctive physical and structural features identifying the System. In the event Franchisee fails or refuses to comply with the requirements of this Section XVIII, TA shall have the right to enter upon the premises where Franchisee's Franchised Facility was conducted, without being guilty of trespass or any other tort, for the purpose of making or causing to be made such changes as may be required at the expense of Franchisee, which expense Franchisee agrees to pay upon demand.

          E. Promptly after any termination or expiration, each party shall pay to the other all sums owing to the other under the Franchise Agreement for the period through the date of termination or expiration. In the event of termination by TA arising out of default by Franchisee, Franchisee shall pay to TA all damages, losses, costs and expenses, including reasonable attorneys' fees, incurred by TA as a result of the default or the termination. Neither termination nor any such payment shall deprive TA of any claim it may have for any damages, costs, expenses or obligations under the Franchise Agreement or by reason of its termination or the breach which gave rise to the termination.

          F. Franchisee shall pay to TA all damages, costs and expenses, including reasonable attorneys' fees, incurred by TA as a result of or in connection with in obtaining injunctive or other relief for the enforcement of any provisions of this Section XVIII or Section XVI.

          G. Franchisee shall immediately turn over to TA all copies of all manuals (including the Confidential Operations Manual) TA customer lists, records, files, instructions, brochures, agreements, disclosure statements, and any and all other materials provided by TA to Franchisee relating to the operation of the franchised business (all of which are acknowledged to be TA's property).

          H. Without intending to limit the other or more general provisions of this Section XVIII, Franchisee shall promptly, but not later than seven days after the termination, or expiration, disconnect and remove any discrete part of any signs, sign faces, sign shapes or configurations which bear, incorporate, convey or use any Marks ("TA Portion").

          I. For a period of thirty (30) days after termination or expiration, TA shall have the right at its option to purchase for cash any or all proprietary equipment, supplies, and other inventory, advertising materials, and TA Portion, at Franchisee's cost or fair market value, whichever is less. If the parties cannot agree on fair market value within a reasonable time, an independent appraiser shall be designated by TA, and the determination of such appraiser shall be binding upon the parties. The cost of the independent appraiser shall be borne by Franchisee. If TA exercises any option to purchase hereunder, it shall have the right to set off all amounts due to TA from Franchisee against any amounts due to Franchisee from TA as a result of the exercise of such option or any payment therefor. Franchisee hereby acknowledges TA's right to access the premises of the Franchised Facility should TA elect to take possession of any items as to which it exercises this option.

          J. All obligations of TA and Franchisee which expressly or by their nature survive the expiration or termination of this Franchise Agreement shall continue in full force and effect subsequent to and notwithstanding its expiration or termination until they are satisfied or by their nature expire, including, but not limited to, the covenants contained in Sections XVI and XXI of this Franchise Agreement and the arbitration obligation contained in Section XXVIII of this Franchise Agreement, and Franchisee and each Franchisee Party agree to perform in accordance therewith.

XIX.      TRANSFERABILITY OF INTEREST

          A. This Franchise Agreement and all rights hereunder, including but not limited to TA's right of first refusal set forth in Section XXI herein, may be assigned and transferred by TA and, if so assigned, shall be binding upon and inure to the benefit of TA's successors and assigns.

          B. During the term of this Franchise Agreement, neither Franchisee nor any Franchisee Party may, without the prior written consent of TA, by operation of law or otherwise, sell, assign or transfer: (i) all or any part of Franchisee's or any Franchisee Party's interest in or rights under this Franchise Agreement or the TA Franchise granted hereby; (ii) all or any part of any Franchisee Party's interest in Franchisee (or its interest in any partnership, corporation or other entity that has an interest in Franchisee);
(iii) all or any part of Franchisee's or any Franchisee Party's interest in any entity which leases property (real or personal) to Franchisee; or (iv) all or substantially all of Franchisee's assets. Within thirty (30) days of TA's receipt of a written request for consent to a sale, assignment or transfer described above, TA shall advise Franchisee in writing that either: (a) it consents to the proposed sale, assignment or transfer; (b) it does not consent to the proposed sale, assignment or transfer; or (c) it consents to the proposed sale, assignment or transfer subject to and provided that Franchisee complies, to TA's satisfaction, with certain terms or conditions. Among other things, TA may require as a condition of its consent to such a sale, assignment or transfer, that:

               1. the transferee(s) shall be of good moral character and reputation, shall have business expertise, shall have liquid assets, a financial net worth and credit rating acceptable to TA and shall meet TA's then-current standards for new franchisees;

               2. Franchisee shall have fully paid and satisfied all of Franchisee's obligations to TA as of the date of transfer;

               3. the transferee or Franchisee shall pay to TA a non-refundable transfer fee equal to TWENTY-FIVE percent (25%) of the franchisee fee currently charged by TA for new franchises;

               4. the transferee(s) (or such individual(s) who will be the actual manager of the TA Franchise) shall have successfully completed and passed the training course then in effect for franchisees, or otherwise demonstrated to TA's satisfaction, sufficient ability to operate the Franchised Facility being transferred;

               5. the transferee(s), including certain key shareholders, officers, directors or personnel of the transferee(s), shall jointly and severally execute any or all of the following at TA's request:

               a. a franchise agreement and other related agreements, including but not limited to a Guaranty, for the unexpired term of this Franchise Agreement, on the standard forms then being used by TA; and

               b. a written assignment from Franchisee in a form satisfactory to TA wherein transferee shall assume all of Franchisee's obligations hereunder.

               6. each stock certificate of any transferee corporation shall have conspicuously endorsed upon it a statement that it is held subject to, and that further assignment or transfer thereof is subject to, all restrictions imposed upon assignments by this Franchise Agreement;

               7. no new shares of voting stock in the transferee corporation shall be issued to any person or entity without obtaining TA's prior written consent; and

               8. Franchisee, prior to the transfer, shall execute a general release, in a form prescribed by TA, of any and all claims which Franchisee may have as of such date against TA or its affiliates and parents, and their respective officers, directors, agents and employees.

          C. During the term of this Franchise Agreement, neither Franchisee nor any Franchisee Party shall encumber all or any part of its interest in or rights under this Franchise Agreement (or the TA Franchise granted hereby) without the prior written consent of TA; provided, however, that TA shall consent to a mortgage on the Franchised Facility if the mortgagee agrees, in writing and upon terms acceptable to TA, to subordinate its lien to TA's rights under the Franchise Agreement, including but not limited to any and all rights of first refusal and consent rights provided in this Franchise Agreement.

          D. Notwithstanding anything to the contrary herein, no sale, assignment or transfer, described in paragraph (B) above shall relieve Franchisee or any Franchisee Party of Franchisee's obligations pursuant to this Franchise Agreement, including, but not limited to, any of the obligations or covenants contained in Section XVI, unless TA shall expressly release the same in writing.

XX.       DEATH OR INCAPACITY OF FRANCHISEE

          A. In the event of the death or incapacity of an individual Franchisee, or any Franchisee Party, the Franchise Agreement shall be terminated forthwith and all rights granted to Franchisee under this Franchise Agreement shall, at the option of TA, terminate forthwith and automatically revert to TA.

          B. Notwithstanding the foregoing, the heirs, beneficiaries, devisees, or legal representatives of such person may, within one hundred eighty (180) days of such death or incapacity:

               1. apply to TA for the right to continue to operate the TA Franchise for the duration of the term of this Franchise Agreement and any renewals hereof, which right shall be granted upon the fulfillment of all of the conditions set forth in Section XIX(C) of this Franchise Agreement (except that no transfer fee shall be required); or

               2. sell, assign, transfer, or convey Franchisee's interest in compliance with the provisions of Section XIX(C) and Section XXI of this Franchise Agreement; provided, however, in the event a proper and timely application for the right to continue to operate has been made and rejected, the one hundred eighty (180) days to sell, assign, transfer or convey shall be computed from the date of the rejection.

XXI.      RIGHT OF FIRST REFUSAL

          During the term of this Franchise Agreement and for a period of two
(2) years from and after the termination of the Franchise Agreement, including the expiration of this Franchise Agreement by its terms, (other than a termination by Franchisee under Section XVII(A)), if: (1) Franchisee or any Franchisee Party proposes to sell, assign or transfer all or any part of its interest in the Franchisee or Franchise Site, or all or any part of its interest in any partnership, corporation or other entity which has an interest in the

Franchise Site; or (2) the party which owns the Franchise Site (if other than Franchisee or a Franchisee Party) proposes to sell, assign or transfer all or any part of its interest in the Franchise Site; then such party shall deliver to TA a copy of a bona fide, executed written offer to purchase such interest, and TA shall, for a period of sixty (60) days from the date of delivery of such offer, have the right to purchase the same for the price and on the terms and conditions contained in such offer; provided, however, that TA may substitute cash for any form of payment proposed in such offer. If TA does not exercise this right of first refusal in writing within such sixty (60) day period, the offer may be accepted by Franchisee or such Franchisee Party; provided, however, that if such offer is not accepted within six (6) months of the expiration of this first refusal period, TA shall again have the right of first refusal herein described.

XXII.     OPERATION IN THE EVENT OF ABSENCE, DISABILITY OR DEATH

          In order to prevent any interruption of the franchised business, if Franchisee is unable to operate the Franchise (due to absence, illness or death of one or more key personnel, or for any other reason), or if Franchisee shall not have cured a default under this Franchise Agreement within the thirty (30) days after receipt of a written notice from TA, TA may, at its option (and for such period(s) of time as it determines in its sole discretion), enter upon the premises of the Franchised Facility and exercise complete authority with respect to the operation of the business until such time as TA determines that the default of Franchisee has been cured or for such period of time as TA determines is otherwise necessary or practical. Franchisee specifically agrees that TA may take over, control, and operate the business under such circumstances, and that Franchisee shall pay to TA a service fee of not less than FIVE HUNDRED FIFTY Dollars ($550.00) per day plus all travel and living expenses, room and board and other expenses reasonably incurred by TA in connection with such services. All monies from the operation of the business during such period of operation by TA shall be kept in a separate account and the expenses of the business including TA's service fee shall be charged to that account. Franchisee and each Franchisee Party further agree that if TA exercises its right of temporary operation, Franchisee and each Franchisee Party will indemnify and hold harmless TA and its agents, employees, and contractors who may act hereunder against all claims or losses which may be asserted against TA in connection therewith, except to the extent the claims or losses are attributable to the gross negligence of TA. During any period of temporary management by TA all personnel working at the truckstop, except those provided by TA, shall be deemed employees, agents or contractors of Franchisee. TA's exercise of its rights hereunder shall not constitute a waiver of any other rights or remedies TA may have under this Franchise Agreement.

XXIII.    INDEPENDENT CONTRACTOR AND INDEMNITY AND HOLD HARMLESS

          A. This Franchise Agreement does not create between TA and Franchisee any relationship of agent, legal representative, joint venturer, partner, employee, or servant of TA for any purpose whatsoever. It is understood between the parties hereto that Franchisee shall be an independent contractor and is in no way authorized to make any contract, agreement, warranty or representation on behalf of TA, or to create any obligation, express or implied, on behalf of TA.

          B. Upon request, Franchisee shall prominently display a sign in a form and at a location approved by TA clearly indicating that the business is independently owned and operated by Franchisee as a TA Franchise and not as an employee or agent of TA. Franchisee shall, as directed by TA, remove the sign and replace it with a different sign approved by TA at either the old location or a new location.

          C. Franchisee and each Franchisee Party, jointly and severally, agree to defend at their own cost and to indemnify and hold harmless TA, and its parents, subsidiaries and affiliates and their shareholders, directors, officers, employees and agents, from and against any and all losses, claims, costs, expenses (including attorneys' fees and costs and expenses incurred by them to enforce this provision), damages and liabilities, however caused, whether or not known or including without limitation strict liability in tort, resulting directly or indirectly from, arising out of, in connection with, or pertaining to the following:

               (1) the use, condition, or construction, equipping, decorating, maintenance or operation of the Franchised Facility, including without limitation the sale of any fuel or other petroleum products, food products, merchandise or service from the Franchised Facility,

               (2) any breach of any representation, warranty or covenant of Franchisee or any Franchisee Party under this Franchise Agreement or any other agreement to which Franchisee or any Franchisee Party is a party.

               (3)  any acts or failures to act by Franchisee's employees, and

               (4) without limiting the foregoing, any injury or damages that may arise as the result of leaking fuel tanks or spill of petroleum products on the premises of the Franchised Facility.

XXIV.     NON-WAIVER

          No failure of TA to exercise any power reserved to it hereunder, or to insist upon strict compliance by Franchisee with any obligation or condition hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of TA's right to demand exact compliance with the terms hereof. Waiver by TA of any particular default by Franchisee shall not be binding unless in writing and shall not affect or impair TA's right with respect to any subsequent default; nor shall any delay, forbearance, or omission by TA to exercise any power or rights arising out of any breach or default by Franchisee affect or impair TA's rights to declare any subsequent breach or default. Subsequent acceptance by TA of any payment(s) due to it hereunder shall not be deemed to be a waiver by TA of any preceding breach by Franchisee of any terms, covenants or conditions of this Franchise Agreement. Neither the exercise, nor the non-exercise, by TA of any rights, nor the giving or withholding of any approval or consent, shall result in a waiver or compromise of any right or remedy of TA, nor shall such acts or omissions impose on TA any obligation or liability whatsoever.

XXV.      NOTICE

          Any and all notices required or permitted under this Franchise Agreement shall be in writing and shall be personally delivered or mailed by certified mail, return receipt requested or by overnight delivery service to the respective party at the following addresses unless and until a different address has been designated to the other party through the use of this procedure:

         Notices to TA:            TA FRANCHISE SYSTEMS INC.
                                   24601 Center Ridge Road, Suite 300
                                   Westlake, Ohio  44145-5634
                                   Attn:  Manager Franchising

         Notices to Franchisee:    (the  name and  address shown for Franchisee
                                   in the first paragraph of this Franchise
                                   Agreement, to the Attn: General Manager)

Notice shall be deemed to have been given at the date and time of delivery to said address, or three (3) days after mailing if sent by certified mail.

XXVI.     SEVERABILITY AND CONSTRUCTION

          A. Each Section, part, term or provision of this Franchise Agreement shall be considered severable, and if, for any reason, is determined to be invalid or unenforceable, it shall be deemed not part of this Franchise Agreement and shall not impair the operation of or affect the remaining portions, sections, parts, terms or provisions of this Franchise Agreement, which will continue to be given full force and effect and bind the parties hereto; provided, however, that if TA reasonably determines that the unenforceability of any provision adversely affects the basic consideration of this Franchise Agreement, TA may, at its option, terminate this Franchise Agreement on thirty (30) days written notice.

          B. Franchisee and each Franchisee Party acknowledge and agree that in the event of breach by Franchisee of Sections VI, VII, XIV, XVI, XVIII, XIX, XX or XXI, money damages alone may not be an adequate remedy to TA for such breach. Accordingly, if there is such a breach or threatened breach, TA shall be entitled to an injunction restraining the breaching party from any breach without showing or proving actual damages sustained by TA. Notwithstanding the foregoing, to the extent the Franchisee or any Franchisee Party obtains, directly or indirectly, any profit or personal benefit resulting from any violation of any such Section, such party shall be obligated to pay or deliver forthwith such profit or personal benefit to TA as damages.

          C. Nothing in this Franchise Agreement is intended to confer upon any person or legal entity other than TA and Franchisee and such of their respective successors and assigns as may be contemplated hereby, any rights or remedies under or by reason of this Franchise Agreement.

          D. All captions are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision hereof.

          E. The use of a particular pronoun herein shall not be restrictive as to gender or number, but shall be interpreted in all cases as the context may require.

XXVII.    APPLICABLE LAW

          A. This Franchise Agreement takes effect upon its acceptance and execution by TA in Ohio and shall be interpreted and construed under the laws of Ohio without regard to rules on conflicts of law.

          B. Franchisee acknowledges and agrees that this Franchise Agreement is entered into in Cuyahoga County, Ohio and that any action sought to be brought by either party for the purpose of enforcing the terms and provisions hereof shall be brought if federal jurisdiction exists in the United States District Court for the Northern District of Ohio in Cleveland or, if such jurisdiction does not exist, in the Court of Common Pleas of Cuyahoga County, Ohio. The parties hereby submit to the personal jurisdiction and agree to the venue of these forums.

          C. Except as provided in Section XXVIII, no right or remedy conferred upon or reserved to TA or Franchisee by this Franchise Agreement is intended to be exclusive of any other right or remedy herein or by law or equity provided or permitted, but each shall be cumulative of every other right or remedy.

          D. Nothing herein contained shall bar TA's right to seek injunctive relief against threatened conduct that will cause it loss or damage, under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions.

XXVIII.   ARBITRATION

          A. Except as otherwise specifically provided in Sections X(C) and XXVII(D) herein, the parties agree that any and all disputes between them, and any claim by either party that cannot be amicably settled, shall be determined solely and exclusively by arbitration in accordance with the Rules for Non-Administered Arbitration of Business Disputes of the Center for Public Resources. Arbitration shall take place at an appointed time and place in Cuyahoga County, Ohio. Either TA or Franchisee may initiate arbitration by giving notice to the other party in accordance with Section XXV.

          B. Each party shall select one (1) arbitrator who is an attorney licensed to practice law in the State of Ohio (who shall not be counsel for the party), and the two (2) so designated shall select a third arbitrator who shall act as chairperson of the panel. If either party fails to designate an arbitrator within fourteen (14) days after arbitration is requested, or if the two arbitrators fail to select a third arbitrator within thirty (30) days after arbitration is requested, then the third arbitrator (or second arbitrator) shall be selected by the Cleveland ADR Panel of the Center for Public Resources currently headquartered at 366 Madison Avenue, New York, New York 10017, or its successor. Once impaneled, all three arbitrators shall act as neutrals and not as party arbitrators and neither TA nor Franchisee shall have any ex parte communication with any member of the panel regarding the substance of the arbitration pending before that panel. The decision of the panel shall be by majority vote and shall be in writing supported by written findings of fact and conclusions of law. In reaching its decision the panel shall apply the laws of the State of Ohio, without regard to rules on conflicts of law. The award of the arbitrators may grant any relief which might be granted by a court of general jurisdiction, including award of damages or injunctive relief and may, in the discretion of the arbitrators, assess the costs of the arbitration, including the reasonable fees of the arbitrators (but excluding attorneys' fees which shall be borne individually by each party), against either or both parties in such proportions as the arbitrators shall determine; provided, however, that the arbitrators shall provision of this Franchise Agreement or make any award which by its terms or effect, alters or modifies any such express provision.

          C. The decision of the arbitrators, or in the case of a difference of opinion between them, the decision of the majority shall be the sole and exclusive remedy for the parties, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof, except that either party may appeal to the District Court for the Northern District of Ohio in Cleveland or the Common Pleas Court of Cuyahoga County, Ohio, on the basis that the arbitrators have made a mistake of law or that the arbitrators' finding of fact is against the weight of the evidence, or that the award is beyond the power or jurisdiction of the arbitrators. In such event, the District or Common Pleas Court reviewing the decision shall review it without jury on the same basis as any appellate court would review a decision of a lower court, provided that the court shall finally determine the controversy unless it determines the matter should be remanded to the arbitration panel for the taking of additional evidence.

XXIX.     DEFINITIONS

               When used in this Franchise Agreement, the following terms in all of their tenses and cases shall have the meanings set forth below or elsewhere in this Franchise Agreement as indicated below:

               "Adjacent Area" is defined in Section XVI(A).

               "Confidential Operations Manual" is defined in Section VI(A).

               "Franchise Facility" is defined in Section I(A).

               "Franchise Site" is defined in Section I(A).

               "Franchisee" is defined in the first paragraph of this Franchise Agreement.

               "Franchisee Party" shall mean each person who executes a Guaranty in the form of Exhibit E, attached hereto, and each of the following persons [LIST ANY KEY PERSONNEL OR PRINCIPALS].

               "Mandatory Standard" is defined in Section XII(H).

               "Marks" is defined in the third "Whereas" paragraph, on page 1 of this Franchise Agreement.

               "System" is defined in the first "Whereas" paragraph, on page 1 of this Franchise Agreement.

               "TA" shall mean TA Franchise Systems, Inc., a Delaware corporation.

               "TA Billing System" is defined in Section XII(S).

               "TA Franchise" is defined in the next to last "Whereas" clause located on pages 1 and 2 of this Franchise Agreement.

               "TA Operating" shall mean TA Operating Corporation, a Delaware corporation.

               "TA Portion" is defined in Section XVIII(H).

               "TA POS Computer System" means the Truckstops of America point of sale system.

               "Territory" is defined in Section I(B).

XXX.      CAVEAT

          The success of the business venture contemplated to be undertaken by Franchisee by virtue of this Franchise Agreement is speculative and is very much dependent upon the ability of Franchisee or its managers or owners as independent businesspersons and its active participation in the daily affairs of the business. TA DOES NOT MAKE ANY REPRESENTATION OR WARRANTY EXPRESS OR IMPLIED AS TO THE POTENTIAL SUCCESS OR PROFITABILITY OF THE BUSINESS VENTURE CONTEMPLATED HEREBY.

XXXI.     ENTIRE AGREEMENT

          This Franchise Agreement, any Exhibits attached hereto, and the documents referred to herein including particularly the Confidential Operations Manual, shall be construed together and constitute the entire, full and complete agreement between TA and Franchisee concerning the subject matter hereof. No representation not set forth herein has induced Franchisee to execute this Franchise Agreement, and there are no representations, inducements, promises, or agreements, oral or otherwise, between the parties not contained herein which are not explicitly superseded hereby. No amendment, change or variance from this Franchise Agreement shall be binding on either party unless executed in writing by both parties. Without limiting the generality of the foregoing, in the event of any difference between the Uniform Franchise Offering Circular and this Franchise Agreement, this Franchise Agreement shall govern.

XXXII.    ACKNOWLEDGEMENTS

          A. Franchisee and each Franchisee Party represent and acknowledge that: (1) it has received, read and understood this Franchise Agreement and TA's Uniform Franchise Offering Circular; (2) TA has fully and adequately explained the provisions of each to its satisfaction; and (3) TA has accorded Franchisee and each Franchisee Party ample time and opportunity to consult with advisors of its own choosing about the potential benefits and risks of entering into this Franchise Agreement.

          B. Franchisee and each Franchisee Party acknowledge that Franchisee has received a copy of this Franchise Agreement, and the attachments hereto, at least five (5) business days prior to the date on which this Franchise Agreement was executed. Franchisee and each Franchisee Party further acknowledge that Franchisee has received the disclosure document required by the Trade Regulation Rule of the Federal Trade Commission entitled Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures, at least ten (10) business days prior to the date on which this Franchise Agreement was executed.

          C. Franchisee and each Franchisee Party represent and acknowledge that they do not operate under a franchise agreement, licensing agreement, or a prescribed marketing plan or system of another company or organization except as may be disclosed on Exhibit B hereto, and that Franchisee and its officers, directors and shareholders are not subject to any agreements limiting or restricting Franchisee's ability to conduct said business as a TA Franchise.

          D. TA expressly disclaims the making of, and Franchisee and each Franchisee Party acknowledge that it has not received or relied upon, any warranty or guaranty, express or implied, as to the revenues, profits or success of the business venture contemplated by this Franchise Agreement, and that neither Franchisee nor any Franchisee Party has any knowledge of any representation by TA, or its officers, directors, shareholders, employees or agents that is contrary to the terms herein.

          IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed, sealed and delivered this Franchise Agreement on the day and year first above written.


                                       TA:

                                       TA FRANCHISE SYSTEMS INC.

ATTEST:                                By:
                                                  (sign)


                                                  (print)


                                                  (title)

Witness


                                       FRANCHISEE:



ATTEST:                                By:
                                                  (sign)


                                                  (print)


                                                  (title)

Witness

         [AN ACKNOWLEDGEMENT WILL BE REQUIRED FROM ANY FRANCHISEE PARTY
                        THAT DOES NOT EXECUTE A GUARANTY]